18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fiscal 2023 First Quarter Results

•
First quarter net earnings more than double to $18.2 million and EPS improves to $1.65
•
Irrigation revenues increase 4 percent on higher pricing and solid demand across core markets
•
Infrastructure revenues increase 19 percent on higher Road Zipper System® sales

OMAHA, Neb., January 5, 2023—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its first quarter which ended on November 30, 2022.

First Quarter Summary

Revenues for the first quarter of fiscal 2023 were $176.2 million, an increase of $10.0 million, or 6 percent, compared to revenues of $166.2 million in the prior year first quarter. Net earnings for the quarter were $18.2 million, or $1.65 per diluted share, compared with net earnings of $7.9 million, or $0.72 per diluted share, for the prior year first quarter.

“Positive market fundamentals continue to support solid demand for irrigation equipment across our core markets,” said Randy Wood, President and Chief Executive Officer. "Improved price realization and reduced inflationary headwinds compared to the same prior year period contributed to operating income growth and margin expansion in our irrigation business. In our infrastructure business, increased Road Zipper System sales resulted from the completion of a large project that began in our prior year fourth quarter."

First Quarter Segment Results

Irrigation segment revenues for the first quarter of fiscal 2023 were $152.1 million, an increase of $6.2 million, or 4 percent, compared to $145.9 million in the prior year first quarter. North America irrigation revenues of $83.9 million increased $5.0 million, or 6 percent, compared to the prior year first quarter. The increase in North America irrigation revenues resulted primarily from higher average selling prices as unit sales volume was comparable to the prior year first quarter. International irrigation revenues of $68.1 million increased $1.2 million, or 2 percent. Higher sales in Brazil and other markets more than offset the impact of lower sales in Ukraine and Russia and a large Egypt project in the prior year first quarter that did not repeat. The current year was also impacted by the unfavorable effects of foreign currency translation of approximately $1.6 million compared to the prior year first quarter.

Irrigation segment operating income for the first quarter of fiscal 2023 was $28.6 million, an increase of $11.4 million, or 66 percent, compared to the prior year first quarter. Operating margin was 18.8 percent of sales, compared to 11.8 percent of sales in the prior year first quarter. Increased operating income and operating margin resulted primarily from improved price realization, lower inflationary impact on input costs and a more favorable margin mix of international irrigation revenues compared to the prior year first quarter.

Infrastructure segment revenues for the first quarter of fiscal 2023 were $24.1 million, an increase of $3.8 million, or 19 percent, compared to $20.2 million in the prior year first quarter. The increase resulted from higher Road Zipper System sales, which were partially offset by lower Road Zipper System lease revenue and lower sales of road safety products.

Infrastructure segment operating income for the first quarter of fiscal 2023 was $3.4 million, an increase of $0.6 million or 22 percent compared to the prior year first quarter. Operating margin was 14.0 percent of sales, compared to 13.7 percent of sales in the prior year first quarter. Increased operating income and operating margin resulted primarily from higher revenues and lower inflationary impact on input costs compared to the prior year first quarter. This increase was partially offset by a less favorable margin mix of revenues compared to the prior year first quarter.

The backlog of unfilled orders at November 30, 2022 was $129.6 million compared with $154.8 million at November 30, 2021. The irrigation and infrastructure backlog are both lower compared to the prior year first quarter.

Outlook

“Current commodity price levels and net farm income projections support a positive outlook for North America irrigation equipment demand in the near term. We expect demand in international markets to be supported by expanded production driven by positive agricultural market fundamentals and continuing concerns over food security and global grain supplies,” said Mr. Wood. “In the infrastructure business, we expect growth to be supported by an anticipated increase in U.S. infrastructure spending and by the ongoing management of our project sales funnel.”

First Quarter Conference Call

Lindsay’s fiscal 2023 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® remote irrigation management and scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Jeff Elliott 972-423-7070
Senior Vice President & Chief Financial Officer	Gary Guyton 214-442-0016
402-827-6579

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2022	November 30, 2021

Operating revenues	$176,159	$166,152
Cost of operating revenues	123,139	128,714
Gross profit	53,020	37,438

Operating expenses:
Selling expense	9,677	7,990
General and administrative expense	14,437	12,880
Engineering and research expense	4,308	3,207
Total operating expenses	28,422	24,077

Operating income	24,598	13,361

Other income (expense):
Interest expense	(909)	(1,163)
Interest income	373	177
Other expense, net	(57)	(2,900)
Total other income (expense)	(593)	(3,886)

Earnings before income taxes	24,005	9,475

Income tax expense	5,788	1,574

Net earnings	$18,217	$7,901

Earnings per share:
Basic	$1.66	$0.72
Diluted	$1.65	$0.72

Shares used in computing earnings per share:
Basic	10,989	10,927
Diluted	11,073	11,026

Cash dividends declared per share	$0.34	$0.33

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2022	November 30, 2021
Operating revenues:
Irrigation:
North America	$83,934	$78,976
International	68,149	66,933
Irrigation segment	152,083	145,909
Infrastructure segment	24,076	20,243
Total operating revenues	$176,159	$166,152

Operating income:
Irrigation segment	$28,641	$17,212
Infrastructure segment	3,372	2,766
Corporate	(7,415)	(6,617)
Total operating income	$24,598	$13,361

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	November 30, 2022	November 30, 2021	August 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$99,168	$84,719	$105,048
Marketable securities	11,424	30,195	11,460
Receivables, net	157,116	111,959	138,200
Inventories, net	188,404	173,115	193,776
Other current assets, net	25,295	26,345	28,617
Total current assets	481,407	426,333	477,101

Property, plant, and equipment, net	93,518	91,639	94,472
Intangibles, net	17,760	19,827	18,208
Goodwill	67,295	67,735	67,130
Operating lease right-of-use assets	18,477	17,584	19,181
Deferred income tax assets	8,117	6,157	9,313
Other noncurrent assets, net	21,722	20,170	25,248
Total assets	$708,296	$649,445	$710,653

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,535	$58,908	$60,036
Current portion of long-term debt	223	219	222
Other current liabilities	89,827	88,655	100,684
Total current liabilities	148,585	147,782	160,942

Pension benefits liabilities	4,812	5,660	4,892
Long-term debt	115,297	115,471	115,341
Operating lease liabilities	19,161	17,679	19,810
Deferred income tax liabilities	693	798	1,054
Other noncurrent liabilities	14,960	20,112	15,256
Total liabilities	303,508	307,502	317,295

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,090	19,056	19,063
Capital in excess of stated value	93,079	89,006	94,006
Retained earnings	593,475	532,410	579,000
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(23,618)	(21,291)	(21,473)
Total shareholders' equity	404,788	341,943	393,358
Total liabilities and shareholders' equity	$708,296	$649,445	$710,653

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2022	November 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$18,217	$7,901
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	4,871	4,896
Provision for uncollectible accounts receivable	704	91
Deferred income taxes	1,129	1,841
Share-based compensation expense	1,473	1,222
Unrealized foreign currency transaction (gain) loss	(83)	2,193
Other, net	289	292
Changes in assets and liabilities:
Receivables	(19,828)	(17,816)
Inventories	4,803	(31,674)
Other current assets	3,526	5,965
Accounts payable	123	12,462
Other current liabilities	(11,898)	(3,632)
Other noncurrent assets and liabilities	1,356	(7,920)
Net cash provided by (used in) operating activities	4,682	(24,179)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(3,798)	(3,061)
Purchases of marketable securities	—	(14,354)
Proceeds from maturities of marketable securities	—	3,599
Other investing activities, net	(384)	(342)
Net cash used in investing activities	(4,182)	(14,158)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	2,442
Common stock withheld for payroll tax obligations	(2,471)	(1,181)
Proceeds from employee stock purchase plan	98	93
Principal payments on long-term debt	(55)	(54)
Dividends paid	(3,742)	(3,621)
Net cash used in financing activities	(6,170)	(2,321)

Effect of exchange rate changes on cash and cash equivalents	(210)	(1,730)
Net change in cash and cash equivalents	(5,880)	(42,388)
Cash and cash equivalents, beginning of period	105,048	127,107
Cash and cash equivalents, end of period	$99,168	$84,719